UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

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ARISTA NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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5453 Great America Parkway
Santa Clara, California 95054

Notice of Annual Meeting of Stockholders
To Be Held at 11:00 a.m. Pacific Time on Tuesday, May 28, 2019

Dear Stockholders of Arista Networks, Inc.:

The 2019 annual meeting of stockholders (the “Annual Meeting”) of Arista Networks, Inc. (the “Company”), a Delaware corporation, will be held on Tuesday, May 28, 2019 at 11:00 a.m. Pacific Time, at the Company’s headquarters located at 5453 Great America Parkway, Santa Clara, California 95054.

Our board of directors has fixed the close of business on April 4, 2019 as the record date for the Annual Meeting. Only stockholders of record on April 4, 2019 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s annual meeting as a stockholder, you must follow the instructions, as explained on page 3 of the proxy statement.

On or about April 17, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Arista Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Jayshree Ullal Chief Executive Officer, President and Director Santa Clara, California April 17, 2019

2019 Proxy Statement	i

ii	2019 Proxy Statement

Arista Networks, Inc.
Proxy Statement
For The 2019 Annual Meeting Of Stockholders
To Be Held at 11:00 a.m. Pacific Time on Tuesday, May 28, 2019

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2019 annual meeting of stockholders of Arista Networks, Inc. (the “Company”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”).

Annual Meeting

Date and Time:	Tuesday, May 28, 2019 at 11:00 a.m. Pacific Time
Location:	Company’s headquarters at 5453 Great America Parkway, Santa Clara, California 95054
Record Date:	April 4, 2019

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

Questions and Answers

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Q:	What matters am I voting on?
Proposals for your Vote	Board Voting Recommendation	Page
1. Election of three Class II directors to serve until the 2022 annual meeting of stockholders	✔ FOR the election of Charles Giancarlo, Ann Mather and Daniel Scheinman	21
2. Advisory vote to approve named executive officer compensation	✔ FOR	22
3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm	✔ FOR	23
Q:	Who is entitled to vote?
A:	Holders of our common stock as of the close of business on April 4, 2019, the record date, may vote at the Annual Meeting. As of the record date, there were 76,506,472 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
2019 Proxy Statement	1

Stockholders of Record. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person by ballot at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

Q:	What is a quorum?
A:	A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
Q:	How do I vote?
A:	If you are a stockholder of record, there are four ways to vote:
•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EST on May 26, 2019 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. EST on May 26, 2019 (have your proxy card in hand when you call);
•	by signing, dating, and returning your proxy card (if you received printed proxy materials); or
•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

2	2019 Proxy Statement

Q:	Can I change my vote?
A:	Yes. Subject to the voting deadlines noted above, if you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Secretary of Arista Networks, Inc., in writing, at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054; or
•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Q:	What do I need to do to attend the Annual Meeting in person?
A:	If you plan to attend the meeting, you must be a holder of Company shares as of the record date of April 4, 2019.

On the day of the meeting, each shareholder who seeks to attend the meeting will be required to present a valid picture identification such as a driver’s license or passport or you may be denied admission. Seating will begin at 10:30 a.m., and the meeting will begin at 11:00 a.m. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.

Q:	What is the effect of giving a proxy?
A:	Proxies are solicited by and on behalf of our board of directors. Jayshree Ullal, Ita Brennan and Marc Taxay have been designated as proxies by our board of directors. When a proxy is properly dated, signed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder contained on such proxy. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares.
Q:	Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
A:	In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 17, 2019 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
2019 Proxy Statement	3

Q:	How are proxies solicited for the Annual Meeting?
A:	Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers and employees.

No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained Innisfree M&A Incorporated to help us solicit proxies. We expect to pay Innisfree a fee of $20,000.00 for its services and will reimburse Innisfree for reasonable expenses. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

Q:	How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
A:	Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the election of directors or on the approval, on an advisory basis, of executive compensation of our named executive officers, which are “non-routine” matters, absent direction from you.
Q:	Where can I find the voting results of the Annual Meeting?
A:	We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.
Q:	I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
A:	We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs, mailing costs, and fees. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Arista Networks, Inc.
Attention: Investor Relations
5453 Great America Parkway
Santa Clara, California 95054

4	2019 Proxy Statement

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
A:	Stockholder Proposals

Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices no later than January 8, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:

Arista Networks, Inc.
Attention: Secretary
5453 Great America Parkway
Santa Clara, California 95054

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2020 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 2, 2020; and
•	not later than the close of business on March 3, 2020.

Nomination of Director Candidates

Stockholders may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2019 Proxy Statement	5

Board of Directors and Corporate Governance

Our business affairs are managed under the direction of our board of directors. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Our board of directors is committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. We believe that good governance leads to high board effectiveness, promotes the long-term interests of our shareholders, strengthens the accountability of the board of directors and management, and improves our standing as a trusted member of the communities we serve.

WORKING DYNAMICS

- Candid discussions
- Open access to management & information
- Established processes for director feedback
- Regular non-executive directors' meetings

BOARD STRUCTURE

- Strong lead director role
- 3 standing Committees
- Separation of Chairman and CEO

BOARD EFFECTIVENESS

GOVERNANCE PRACTICES

- Oversight of CEO/management performance
- Board/management succession planning
- Code of Ethics and Business Conduct for our Board
- Stock ownership requirements and clawback policy for our directors and executives

BOARD COMPOSITION

- Broad range of skills & experiences
- 5/7 directors are independent
- Our Chairman and CEO are the only non-independent directors
- 2/7 directors are women

Board Composition Overview

Consistent with the Company’s Corporate Governance Guidelines, the nominating and corporate governance committee considers, among other factors, issues of character, integrity, judgment, diversity, independence, area of expertise such as appropriate financial and other expertise relevant to our business, corporate experience, length of service, potential conflicts of interest and other commitments when reviewing and making recommendations to the board of directors regarding the composition and size of the board. We believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believe that our board of directors should be a diverse body and our nominating and corporate governance committee considers a broad range of backgrounds and experiences in making determinations regarding nominations of directors and in overseeing the annual board of director and committee evaluations.

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The following table sets forth information for each of the director nominees with terms expiring at the Annual Meeting:

						Board Committees
Name	Class	Age	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Audit	Comp.	Nom. & Gov.
Directors with Terms expiring at the Annual Meeting/Nominees
Charles Giancarlo**	II	61	2013	2019	2022		C	M
Ann Mather**	II	58	2013	2019	2022	C
Daniel Scheinman**	II	56	2011	2019	2022		M	C
*	M = Member; C = Chair
**	Independent director under the listing standards of the New York Stock Exchange and SEC rules and regulations

The following table sets forth information for each of the continuing members of our board of directors:

					Board Committees
Name	Class	Age	Director Since	Current Term Expires	Audit	Comp.	Nom. & Gov.
Continuing Directors
Andreas Bechtolsheim	I	63	2004	2021
Jayshree Ullal	I	58	2008	2021
Mark Templeton**	III	66	2017	2020	M		M
Nikos Theodosopoulos**	III	56	2014	2020	M		M
*	M = Member; C = Chair
**	Independent director under the listing standards of the New York Stock Exchange and SEC rules and regulations
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Set forth below is biographical information for the nominees and for each of the continuing members of our board of directors. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.

Nominees for Director

Charles Giancarlo

Experience

Mr. Giancarlo has served as a member of our board of directors since April 2013. Since August 2017, Mr. Giancarlo has been chief executive officer and a member of the board of directors of Pure Storage, Inc., a data storage solutions company. From 2008 through 2013, Mr. Giancarlo served as a managing director of Silver Lake Partners, a private investment firm and served as a senior advisor to the firm until 2015. From 1993 to 2007, Mr. Giancarlo served in various positions with Cisco Systems, Inc., a multinational corporation that designs, manufactures, and sells networking equipment, most recently as executive vice president and chief development officer. Mr. Giancarlo also serves on the board of directors of Zscaler, Inc., a cloud-based information security company. He previously served as a director of Accenture plc, from December 2008 to February 2019, Avaya, Inc., from June 2008 to November 2017, ServiceNow, Inc., from November 2013 to September 2017, Tintri, Inc., from October 2016 to August 2017 and Imperva, Inc., from May 2013 to October 2017. Mr. Giancarlo holds a B.S. degree in Electrical Engineering from Brown University, an M.S. degree in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Harvard University.

Qualifications

We believe Mr. Giancarlo possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a venture capital investor and as an executive and board member of companies in the technology industry.

Ann Mather

Experience

Ms. Mather has served as a member of our board of directors since June 2013. From September 1999 to April 2004, Ms. Mather served as executive vice president and chief financial officer of Pixar, Inc., a computer animation studio, which was acquired by the Disney Corporation in May 2006. Prior to her service at Pixar, Ms. Mather served as executive vice president and chief financial officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited. Ms. Mather also serves on the board of directors of Alphabet Inc. (the successor issuer to, and parent holding company of, Google, Inc.), a global technology company, where she is chair of their audit committee; Glu Mobile Inc., a publisher of mobile games; Netflix, Inc., an internet subscription service for movies and television shows; and Shutterfly, an Internet-based image publishing service. Ms. Mather also serves as the lead independent director of MGM Holdings Inc. and is also an independent trustee to the Dodge & Cox Funds board of trustees. She previously served as a director of Solazyme, Inc. from April 2011 to November 2014. Ms. Mather holds an M.A. degree from Cambridge University.

Qualifications

We believe Ms. Mather possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience as a chief financial officer and as a board member of companies in the technology industry.

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Daniel Scheinman

Experience

Mr. Scheinman has served as a member of our board of directors since October 2011. From January 1997 to April 2011, Mr. Scheinman served in various capacities with Cisco Systems, Inc., most recently as senior vice president, Cisco Media Solutions Group. Mr. Scheinman is currently an angel investor and has served as a member of the board of directors of Zoom Video Communications, Inc. since October 2011. Mr. Scheinman previously served as a director of Greenwave Systems Inc. (formerly known as GreenWave Reality) from June 2011 to May 2018 and Kodiak Data from March 2017 to April 2018. Mr. Scheinman holds a B.A. degree in Politics from Brandeis University and a J.D. from the Duke University School of Law.

Qualifications

We believe Mr. Scheinman possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the legal industry and as an executive of companies in the technology industry.

Continuing Directors

Andreas Bechtolsheim

Experience

Mr. Bechtolsheim is one of our founders and has served as our Chairman since 2004 and as our Chief Development Officer since 2008. In 1982, Mr. Bechtolsheim co-founded Sun Microsystems, Inc., a manufacturer and seller of computers and computer software, which was acquired by Oracle Corporation in January 2010. In 1995, Mr. Bechtolsheim co-founded and was president and chief executive officer of Granite Systems, Inc., a manufacturer of Gigabit Ethernet switches, which was acquired by Cisco Systems, Inc. in 1996, and then at Cisco, Mr. Bechtolsheim served in various positions including vice president and general manager of the Gigabit Systems Business Unit. In 2003, Mr. Bechtolsheim became the president of Kealia, Inc., a developer of servers, which was acquired by Sun Microsystems, Inc. in April 2004. From April 2004 to October 2008, Mr. Bechtolsheim served as senior vice president and chief systems architect at Sun Microsystems, Inc. Mr. Bechtolsheim received an M.S. degree in Computer Engineering from Carnegie Mellon University and was a Ph.D. Student in Electrical Engineering and Computer Science at Stanford University from 1977 to 1982.

Qualifications

We believe Mr. Bechtolsheim possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the networking industry and the operational insight and expertise he has accumulated as one of our founders and as our Chief Development Officer.

Jayshree Ullal

Experience

Ms. Ullal has served as our President, Chief Executive Officer and a member of our board of directors since October 2008. From September 1993 to May 2008, Ms. Ullal served in various positions at Cisco Systems, Inc., with her last position as senior vice president of data center, switching and services group. Prior to that, Ms. Ullal was a vice president of marketing at Crescendo Communications, Inc., Cisco’s first acquisition in 1993. She has also held various product and engineering positions at Ungermann-Bass, Advanced Micro

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Devices, Inc. and Fairchild Semiconductor. Ms. Ullal holds a B.S. degree in Engineering (Electrical) from San Francisco State University and an M.S. degree in Engineering Management from Santa Clara University. She is a 2013 recipient of the Santa Clara University School of Engineering Distinguished Engineering Alumni Award.

Qualifications

We believe that Ms. Ullal possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience in the networking industry and the operational insight and expertise she has accumulated as our President and Chief Executive Officer.

Mark B. Templeton

Experience

Mr. Templeton has served as a member of our board of directors since June 2017. In June, 2018, Mr. Templeton became the chief executive officer and a member of the board of directors of DigitalOcean, Inc., a cloud computing company. Previously, he served as the president and/or chief executive officer of Citrix Systems, Inc., a global provider of virtualization, mobility management, networking and software as service solutions, from January 1998 until his retirement in October 2015. Mr. Templeton served on the board of directors of Equifax, Inc. since 2008 and Keysight Technologies, Inc., since 2015 and resigned as a director in 2018. He served as a director of Citrix Systems, Inc. from January 1998 to October 2015. Mr. Templeton holds a B.A. degree in product design from North Carolina State University and an M.B.A. from the Darden School of Business at the University of Virginia.

Qualifications

We believe Mr. Templeton possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the networking industry and as chief executive officer and board member of companies in the technology industry.

Nikos Theodosopoulos

Experience

Mr. Theodosopoulos has served as a member of our board of directors since March 2014. Since August 2012, Mr. Theodosopoulos has served as founder of NT Advisors LLC, a consulting company. From August 1995 through July 2012, Mr. Theodosopoulos served in various capacities with UBS, a provider of financial services, most recently as managing director of technology equity research. From April 1994 to August 1995, he served as senior equity research analyst for Bear, Stearns & Co. Inc., an investment banking firm that was acquired in 2008 by JPMorgan Chase. From January 1990 to April 1994, Mr. Theodosopoulos served as an account executive for AT&T Network Systems, a provider of business and corporate communications equipment. Mr. Theodosopoulos also serves on the supervisory board of ADVA Optical Networking SE, a provider of optical transport and Ethernet access solutions, since 2014, where he currently serves as chairman. Mr. Theodosopoulos joined the board of directors of Harmonic, Inc., a provider of video delivery infrastructure for emerging television and video services, in March 2015. Mr. Theodosopoulos holds a B.S. degree in Electrical Engineering from Columbia University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. from NYU Stern School of Business.

Qualifications

We believe Mr. Theodosopoulos possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a consultant and advisor in the technology industry.

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Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Giancarlo, Scheinman, Theodosopoulos and Templeton and Ms. Mather do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions,” and other transactions that were deemed immaterial to a director’s independence involving the sale of products and services in the ordinary course of business between the Company and other organizations where our non-employee directors also serve as members of the board of directors. In making the determination that Mr. Giancarlo is independent, the board of directors considered the fact that Mr. Giancarlo is chief executive officer and a member of the board of directors of Pure Storage, Inc., and we sell products to and purchase products from Pure Storage, Inc. in the ordinary course of business. The board of directors determined that Mr. Giancarlo did not have a direct or indirect material interest in these transactions. Furthermore, payments made to us by Pure Storage, Inc. pursuant to such transactions did not exceed the greater of $1 million or 2% of Pure Storage, Inc.’s consolidated gross revenues in any of the last three fiscal years. As a result, the board of directors concluded that these transactions would not affect Mr. Giancarlo’s independence.

Director Commitments

Our board of directors recognizes that all members of our board of directors should dedicate sufficient time and attention to fulfill the responsibilities required of directors. In assessing whether directors and nominees for director have sufficient time and attention to devote to board duties, our board of directors considers, among other things, whether directors may be “overboarded,” which refers to the situation where a director serves on an excessive number of boards. In addition, prior to recommending a candidate as a nominee for director, the nominating and corporate governance committee reviews the number of boards that the candidate serves on and considers whether those outside commitments may limit the ability of the candidate to devote sufficient time and attention to board duties.

Our board of directors believes that each of our directors, including each of our director nominees, has demonstrated the ability to devote sufficient time and attention to board duties and to otherwise fulfill the responsibilities required of directors. However, we understand that certain proxy advisory firms may deem Ms. Mather to be “overboarded” based on criteria adopted by these advisory firms as a result of the number of public company boards on which she serves. Our board of directors does not believe that Ms. Mather’s outside

2019 Proxy Statement	11

board commitments limit her ability to serve on our board and audit committee. Our board of directors discussed this issue with Ms. Mather and determined that Ms. Mather’s ability to serve on our board and as chair of our audit committee will not be impaired for the following reasons:

•	Ms. Mather has assured our board of directors that she is fully committed to the board of directors and will dedicate the appropriate amount of time to fulfill her duties as a member of our board of directors.
•	Despite being on multiple boards, our experience is that Ms. Mather is prepared for board meetings as demonstrated by her insightful questions and comments.
•	Ms. Mather’s high attendance record demonstrates her commitment to our board of directors, participating in 100% of board meetings and 100% of audit committee meetings in 2018.
•	Ms. Mather’s experience on the board of directors of other public companies will benefit us by providing her with insight and experience that enhances her value to our Company.
•	Ms. Mather has valuable experience and background including her extensive experience as a chief financial officer and as a board member of companies in the technology industry.

Board Leadership Structure

We believe that the structure of our board of directors and its committees provides strong overall management of our Company. While the Chairman of our board of directors and our Chief Executive Officer roles are separate, our current Chairman, Andreas Bechtolsheim, is not independent under the listing standards of the New York Stock Exchange as a result of his employment with us. Our board of directors believes that, given the perspective and experience Mr. Bechtolsheim brings as one of our founders, Mr. Bechtolsheim’s service as our Chairman is appropriate and is in the best interests of our board of directors, our Company and our stockholders.

Our Chief Executive Officer is responsible for setting the strategic direction of our Company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of our business affairs.

Lead Independent Director

In February 2019, our board of directors selected Mr. Scheinman to serve as lead independent director effective immediately upon such appointment in recognition of the importance of strong independent oversight.

While the Chairman directs the operations of the board and is responsible for the overall management and effective functioning of the Board, the lead independent director provides leadership to the Board and particularly to the independent directors.

The lead independent director communicates with the Chief Executive Officer, disseminates information to the rest of the board of directors in a timely manner, and raises issues with management on behalf of the outside directors when appropriate. In addition, the lead independent director’s responsibilities include the following:

•	calling meetings of outside directors when necessary and appropriate;
•	being available, when appropriate, for consultation and direct communication with the Company’s stockholders;
•	building a productive relationship between the board of directors and the CEO;

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•	ensuring that the board of directors fulfills its oversight responsibilities in Company strategy, risk oversight and succession planning; and
•	performing such other duties as the board of directors may from time to time designate.

Board Meetings and Committees

During our fiscal year ended December 31, 2018, the board of directors held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. All of our board members attended our 2018 annual meeting.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. Templeton and Theodosopoulos and Ms. Mather, with Ms. Mather serving as Chair, each of whom meets the requirements for independence for audit committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our board of directors has determined that each member of our audit committee is also a financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;
•	evaluating the performance and independence of our independent registered public accounting firm;
•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;
•	reviewing our financial statements and restated disclosures and reviewing our critical accounting policies and practices;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•	establishing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;
•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;
•	reviewing and approving in advance any proposed related person transactions; and
•	preparing the audit committee report that the SEC requires in our annual proxy statement.
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Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on the Corporate Governance section of our website at http://investors.arista.com. During our fiscal year ended December 31, 2018, our audit committee held four meetings.

Compensation Committee

Our compensation committee consists of Messrs. Giancarlo and Scheinman, with Mr. Giancarlo serving as Chair, each of whom meets the requirements for independence for compensation committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b- 3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our compensation committee is responsible for, among other things:

•	reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements and any other benefits, compensation or arrangements;
•	administering our equity compensation plans;
•	overseeing our overall compensation policies, compensation plans and benefits programs; and
•	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on the Corporate Governance section of our website at http://investors.arista.com. During our fiscal year ended December 31, 2018, our compensation committee held sixteen meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Giancarlo, Scheinman, Templeton and Theodosopoulos, with Mr. Scheinman serving as Chair, each of whom meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization and governance of our board of directors and its committees;
•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•	reviewing and making recommendations with regard to our Corporate Governance Guidelines and compliance with laws and regulations;
•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee; and
•	reviewing development and succession plans for the Company’s key executives.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on the Corporate Governance section of our website at http://investors.arista.com. During our fiscal year ended December 31, 2018, our nominating and corporate governance committee held five meetings.

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Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

In accordance with the Company’s Corporate Governance Guidelines, in its evaluation of director candidates, including the members of the board of directors eligible for re-election, the nominating and corporate governance committee will consider: (a) the current size and composition of the board of directors, (b) the needs of the board of directors and the respective committees of the board of directors, (c) such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like, and (d) other factors that the nominating and corporate governance committee may consider appropriate. The nominating and corporate governance committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.

The nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (a) the highest personal and professional ethics and integrity, (b) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (c) skills that are complementary to those of the existing board of directors, (d) the ability to assist and support management and make significant contributions to the Company’s success, and (e) an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will evaluate any recommendation for nominations to our board of directors in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. Under our Corporate Governance Guidelines, the nominating and corporate governance committee will consider candidates for our board of directors recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, including but not limited to, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate acknowledging that as a member of our board of directors, the candidate will owe fiduciary duties to us and the stockholders. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Any nomination should be sent in writing to our General Counsel or our Legal Department at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. To be timely for our 2020 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than February 2, 2020 and no later than March 3, 2020.

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Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel and Corporate Secretary at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Our Commitment to Corporate, Environmental and Social Responsibility

Arista is committed to designing, manufacturing and delivering leading software driven cloud networking solutions in an environmentally and socially sustainable manner. We believe that sustainability and business growth are closely linked, and delivering on products that are sustainable truly enables our customer’s success. Arista’s commitment to corporate, environmental and social responsibility is focused on the following key areas:

Ethical Business Conduct
•
Our Code of Ethics and Business Conduct (the “Code”) emphasizes the importance of honest business conduct and solid business ethics. The Code applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The Code addresses, among other things, conflicts of interest, business practices, compliance with laws and regulations, and interacting fairly and respectfully with each other, our customers, partners suppliers and host communities. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on the Corporate Governance section of our website at http://investors.arista.com.

People
•
We seek to maintain an environment that is open, diverse and inclusive, and where our people feel valued, included and accountable. We believe that diverse and inclusive teams create enhanced performance and help us attract and retain the best talent.

•	We promote hiring female engineers by hosting periodic onsite technology sessions for female engineers.
Health and Safety
•
We are committed to protecting the health and safety of our employees, visitors, and the public. Our policy is to maintain our facilities and run our business operations in a manner that does not jeopardize the occupational health and safety of employees.

•	We promote health through onsite wellness events.

Social Responsibility
•	We participate in the annual Second Harvest Food Bank fundraiser.

•
We maintain a community engagement program and its purpose is to provide opportunities for our employees to engage in community service. In 2018, we participated in volunteer opportunities with Resource Area For Teaching (which helps educators transform the learning experiences through

16	2019 Proxy Statement

Social Responsibility

hands-on activities), Our City Forest (which promotes urban forestry and environmental education), Second Harvest Food Bank and The Tech Challenge at The Tech Museum of Innovation (where student teams used engineering design process to solve real-world problems).

•
Through our foundation, Arista gives annually to various non-profit organizations. Our foundation focuses on giving to non-profit organizations dedicated to education and environmental sustainability projects. In 2018, Arista donated funds to the Second Harvest Food Bank, The Tech Challenge at the The Tech Museum of Innovation, IIT Bay Area Alumni Association, California Fire Foundation, and a non-profit organization focused on STEM education.

•
We are committed to responsible sourcing of materials for our products. We are a member of the Responsible Minerals Initiative (“RMI”) and have management systems in place to ensure that the components are sourced responsibly. Arista’s suppliers are asked to take reasonable due diligence to determine if the minerals that that they use are sourced from certified conflict-free smelters, which are validated by the RMI.

Environmental
LEED Gold Certification

•
When we select our office space, we ensure that we have an office that not only meets our needs, but also aids us in reducing our impact to the environment. Our Santa Clara headquarters and our San Francisco office are both LEED Gold certified. The certification, awarded by the US Green Building Council, is based on the properties’ use of sustainable materials, water and energy efficiency, indoor environmental quality, location and transportation and overall innovation.

Electronic Industry Citizenship Coalition Membership

•
Arista is a member of the Responsible Business Alliance (“RBA”) and supports the RBA’s vision and mission, which strives to develop a global electronics industry supply chain that consistently operates with social, environmental and economic responsibility through a common code of conduct, collaborative efforts and shared tools and practices. Arista is committed to progressively aligning its own operations with the RBA code of conduct and encourages its own first-tier suppliers to do the same.

Design for Environment

•
We are committed to integrating sustainability in every aspect of our product’s life cycle, from the materials that make up our products, all the way to the end of life of the product, while meeting our customer’s requirements. For example, we have implemented Design for Environment principles in its development process with the goal of minimizing the overall adverse environmental impact of our products, with a focus on the reduction of material diversity and weight, selection of more environmentally friendly materials, ease of disassembly and recycling, energy efficiency, design for longevity and upgradeability, and design for efficient packaging.

Product Recycling

•
As a producer of hardware products, Arista offers a takeback and recycle program in our US and European markets, which allows our customers to return end of life products and ensures that our products are disposed of in an environmentally safe manner.

For additional information on our corporate, environmental and social responsibility initiatives, please visit our website at: https://www.arista.com/en/company/sustainability.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces

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while our board of directors has responsibility for the oversight of risk management. Our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. The chart below illustrates the responsibilities of our board and board committees in overseeing risk in our operations.

Executive Talent Management and Succession Planning

Our board of directors places a high priority on senior management development and succession planning and recognizes that thoughtful succession planning is critical to creating long-term shareholder value.

Pursuant to our Corporate Governance Guidelines, the nominating and corporate governance committee, in consultation with the full board, is primarily responsible for succession planning for the role of chief executive officer. In addition, the nominating and corporate governance committee monitors management’s succession plans for other key executives.

The nominating and corporate governance committee evaluates our key executives, discusses their development and develops succession plans with the view of ensuring that a strong pipeline of talent is being developed for planned or unplanned events. In addition, our lead independent director facilitates discussions among independent directors about succession planning at executive sessions.

In 2019, the nominating and corporate governance committee followed the succession planning process in promoting Anshul Sadana to Senior Vice President and Chief Operating Officer of the Company, and Manuel Rivelo as Senior Vice President and Chief Customer Officer of the Company.

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Director Compensation

Director Compensation Table

The following table provides information regarding the total compensation that was granted to each of our directors who was not serving as an executive officer in 2018. Directors who are also our employees receive no additional compensation for their service as directors.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Total ($)
Charles Giancarlo	97,000	—	—	97,000
Ann Mather	100,000	—	—	100,000
Daniel Scheinman	97,000	—	—	97,000
Mark Templeton	95,000	—	—	95,000
Nikos Theodosopoulos	95,000	—	—	95,000
(1)	The amount reported represents the fees earned for service on our board of directors and committees of our board of directors for 2018.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2018:

Director	Stock Awards (#)(1)		Option Awards (#)
Charles Giancarlo	11,667	(2)	—
Ann Mather	1,667		50,000
Daniel Scheinman	1,667		28,000
Mark Templeton	2,620		—
Nikos Theodosopoulos	2,620		25,000
(1)	Represents the number of restricted stock units unvested as of December 31, 2018.
(2)	This number includes 10,000 shares of restricted stock issued upon the early exercise of stock options that remained unvested as of December 31, 2018, which are subject to a repurchase right held by us at their original exercise prices in the event of the termination of Mr. Giancarlo’s service on our board.

With respect to 2018 board service, our board of directors approved compensation to each of our non-employee directors as follows:

•	a $75,000 cash retainer for general board service;
•	a $25,000 cash retainer for chairing the audit committee;
•	a $12,000 cash retainer for chairing the compensation committee;
•	a $12,000 cash retainer for chairing the nominating and corporate governance committee;
•	a $10,000 cash retainer for service on each committee.

Under our outside director compensation policy, each director elected at an annual meeting is granted restricted stock units on the date of the annual meeting with a total value of $750,000 (based on the average closing stock price for the 30 trading day period ending on the applicable annual meeting) that vest quarterly over three years.

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In February 2019, our board of directors selected Mr. Scheinman to serve as lead independent director effective immediately upon such appointment. The lead independent director will be paid an annual cash retainer of $120,000.

Stock Ownership Guidelines

In April 2019, our board of directors adopted stock ownership guidelines. Our stock ownership guidelines are designed to encourage our directors and our Chief Executive Officer to achieve and maintain a meaningful equity stake in our Company and more closely align their interests with those of our shareholders. The guidelines provide that our non-employee directors should accumulate and hold investment levels of three times the annual cash base retainer for service on the board of directors within five years from the later of the date of the adoption of the stock ownership guidelines or the date such director is appointed or elected.

As of the end of fiscal 2018, all of our directors and our Chief Executive Officer are on track to meet these guidelines based on their current rate of stock accumulations in the time frames set out in the guidelines.

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Proposal No. 1—Election Of Directors

Our board of directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Charles Giancarlo, Ann Mather and Daniel Scheinman, as nominees for election as Class II directors at the Annual Meeting. If elected, each of Charles Giancarlo, Ann Mather and Daniel Scheinman will serve as Class II directors until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of:

•	Charles Giancarlo,
•	Ann Mather and
•	Daniel Scheinman.

Charles Giancarlo, Ann Mather and Daniel Scheinman each has consented to being a nominee and to serving as a director if elected; however, in the event that a director nominee is unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors is by plurality vote. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a withheld vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.
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Proposal No. 2—Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us, the compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Philosophy and Objectives” beginning on page 30 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion, and other related disclosure.”

Vote Required

The advisory vote on executive compensation requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

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Proposal No. 3—Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2019. During our fiscal year ended December 31, 2018, EY served as our independent registered public accounting firm.

Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our audit committee may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended December 31, 2017 and 2018.

	2017	2018
	(In Thousands)
Audit Fees(1)	$2,414	$2,503
Audit-Related Fees(2)	140	36
Tax Fees(3)	1,759	3,429
All Other Fees(4)	—	—
Total Fees	$4,313	$5,968
(1)	Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice, tax planning and tax consulting. These services include assistance regarding federal, state and international tax compliance. Tax Fees in 2018 also included fees for tax assistance regarding mergers and acquisitions.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended December 31, 2018, there were no other professional services provided by EY, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

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Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services and fees paid to EY for our fiscal years ended December 31, 2017 and 2018 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of EY requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

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Report of The Audit Committee

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Corporate Governance section of our website at http://investors.arista.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;
•	discussed with EY the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board; and
•	received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

Ann Mather (Chair)
Mark Templeton
Nikos Theodosopoulos

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Executive Officers

The following table identifies certain information about our executive officers as of April 4, 2019. Officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Jayshree Ullal	58	Chief Executive Officer, President and Director
Andreas Bechtolsheim	63	Founder, Chief Development Officer, Director and Chairman of the Board of Directors
Ita Brennan	52	Senior Vice President, Chief Financial Officer
Kenneth Duda	47	Founder, Chief Technology Officer and Senior Vice President, Software Engineering
John McCool	59	Chief Platform Officer, Senior Vice President of Engineering Operations
Manuel Rivelo	54	Chief Customer Officer
Anshul Sadana	42	Chief Operating Officer
Marc Taxay	50	Senior Vice President, General Counsel

For a brief biography of Ms. Ullal and Mr. Bechtolsheim, please see “Board of Directors and Corporate Governance – Continuing Directors.”

Ita Brennan

Ms. Brennan joined Arista Networks, Inc. in May 2015 as Senior Vice President and Chief Financial Officer. From February 2014 to May 2015, Ms. Brennan served as chief financial officer of a stealth start up firm in the energy sector. Prior to that, Ms. Brennan held various roles at Infinera Corporation, an intelligent transport networking company, most recently as chief financial officer from July 2010 to February 2014 and vice president of finance and corporate controller from July 2006 to July 2010. From 1997 to 2006, Ms. Brennan held various roles at Maxtor Corporation, a multi-billion dollar information storage solutions company, including vice president of finance for the company’s worldwide operations. Ms. Brennan has been a member of the board of directors of LogMeIn, Inc. since November 2018. Ms. Brennan is a fellow of the Institute of Chartered Accountants and a public accounting alumna of Deloitte and Touche, having worked at the firm in both Ireland and the U.S.

Kenneth Duda

Mr. Duda is one of our founders and has served in various roles with us from 2004 to present. Since September 2011, Mr. Duda has served as our Chief Technology Officer and Senior Vice President of Software Engineering. From April 1999 to October 2004, Mr. Duda served as chief technology officer of There, Inc., a virtual worlds company. From September 1996 to April 1999, Mr. Duda was leading the software development of the switch kernel for the Gigabit System Business Unit with Cisco Systems, Inc. Mr. Duda holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology and a Ph.D. degree in Computer Science from Stanford University.

John McCool

Mr. McCool joined Arista Networks, Inc. in March 2017 as Chief Platform Officer and Senior Vice President of Engineering and Operations. From 2014 to 2017, Mr. McCool served as senior vice president and general manager of DSDD, a DellEMC business, a products, services and solutions provider for information management and storage. From 2013 to 2014, Mr. McCool served as president and chief executive officer of Firetide, Inc., a provider of wireless mesh networks. From 1996 to 2013, Mr. McCool served in various positions

26	2019 Proxy Statement

at Cisco Systems, Inc., including senior vice president and general manager for the data center switching and services group with his last position as senior vice president – global sales, enterprise segment. Mr. McCool holds a B.S. degree in Electrical Engineering from Drexel University and an M.S. degree in Computer Engineering from Santa Clara University.

Manuel Rivelo

Mr. Rivelo has served as our Chief Customer Officer since March 2019. He joined Arista Networks, Inc. in January 2018 as Chief Sales Officer. Mr. Rivelo has more than 30 years of technology expertise and is responsible for the Company’s Worldwide Sales Strategy, including Business Development and Field Marketing. Prior to this, he held key leadership roles as chief executive officer at AppviewX and F5 Networks, as well as executive vice president at F5 Networks and senior vice president at Cisco Systems. Mr. Rivelo has successfully applied technology to drive profitable growth, innovation, productivity and sales excellence. He is a member of the board of directors at Sandvine. Mr. Rivelo holds a B.S. degree and an M.S. degree in Electrical Engineering from Stevens Institute of Technology.

Anshul Sadana

Mr. Sadana has served as our Chief Operating Officer since March 2019. He served as our Chief Customer Officer from October 2016 through February 2019. From January 2012 to September 2016, Mr. Sadana served as our Senior Vice President of Customer Engineering. From July 2007 to December 2011, Mr. Sadana served in various other positions with us including Vice President of Customer Engineering. From November 1999 to July 2007, Mr. Sadana was the senior engineering manager of Gigabit Switching Business Unit at Cisco Systems, Inc. Mr. Sadana holds a B.E. degree in Electronics from the University of Mumbai, an M.S. degree in Computer Science from the University of Illinois at Chicago and an executive M.B.A. degree from the Wharton School of Business.

Marc Taxay

Mr. Taxay has served as our Senior Vice President, General Counsel since March 2016 and as our General Counsel since February 2013. From 2007 to 2013, Mr. Taxay served as the senior vice president and general counsel of MedeAnalytics, Inc., a healthcare analytics company. From 2006 to 2007, Mr. Taxay served as the assistant general counsel of Coremetrics, Inc. a digital marketing company. From 2002 to 2006, Mr. Taxay worked as a partner at Cohen & Grigsby. Mr. Taxay holds a B.A. degree in Political Science and a J.D. from The University of Michigan.

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Executive Compensation

Compensation Discussion and Analysis

The compensation provided to those individuals who are our named executive officers for our fiscal year ended December 31, 2018 (our “Named Executive Officers”) is set forth in detail in the Fiscal 2018 Summary Compensation Table and the other tables that follow this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our Named Executive Officers. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions for our Named Executive Officers. The following are the individuals who served as our Named Executive Officers for our fiscal year ended December 31, 2018:

•	Jayshree Ullal, our President and Chief Executive Officer;
•	Ita Brennan, our Chief Financial Officer;
•	Andreas Bechtolsheim, our Founder and Chief Development Officer;
•	Kenneth Duda, our Chief Technology Officer and Senior Vice President of Software Engineering; and
•	Anshul Sadana, our Chief Operating Officer.

Our Board has delegated to the compensation committee authority and responsibility for establishing and overseeing salaries, administering the incentive compensation programs, and establishing and overseeing other forms of compensation for our executive officers, general remuneration policies for the balance of our employee population and for overseeing and administering our equity incentive and benefits plans.

The following compensation governance standards in our executive compensation policies and practices were in effect during our fiscal year ended December 31, 2018:

What We Do	What We Do Not Do
✔   Annual Review. Annual review of our executive
      compensation program.

✔   Independence. Our compensation committee is
      made up solely of independent directors and
      makes all executive compensation decisions.

✔   Compensation Consultant. Our compensation
      committee engages its own independent
      compensation consultant to assist with its
      compensation reviews.

✔   Stock Ownership Guidelines. To align our chief
      executive officer’s long-term interests with those
      of our stockholders, our chief executive officer is
      required to own specified minimum levels of
      Company’s stock.

✔   Clawback Policy. We may seek the recovery of
      cash incentive compensation and
      performance-based equity compensation paid to
      our executive officers.

✘   No Executive-Only Retirement Programs. We do
      not offer pension arrangements, retirement plans,
      or nonqualified deferred compensation plans or
      arrangements to our executive officers, other
      than the plans generally available to all
      employees.

✘   No Excise Tax Gross-Ups. We do not offer
      golden parachute tax gross-ups to any of our
      Named Executive Officers or other executive
      officers.

✘   No “Single-Trigger” Benefits and Limited “Double
      Trigger” Benefits. Potential change in control
      payments and benefits are limited in nature and
      are received only in connection with the
      termination of employment without cause or for
      good reason in connection with or following a
      change in control.

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Overview

Fiscal 2018 Business and Innovation Highlights

Our executive compensation program is designed to align the compensation of our executives with our operating and financial performance and create value for our stockholders. Accordingly, you should consider our executive compensation decisions in the context of our financial and operational performance during fiscal 2018, including:

Revenue
Revenue for our fiscal year 2018 was $2.2 billion, representing an increase of 30.7% compared to fiscal year 2017. We have over 5,600 customers and continue to add new customers and expand our market presence and geographic footprint.

Operating Income
Our non-GAAP operating income for fiscal year 2018 was $789.0 million or 36.7% of revenue, compared to $586.1 million or 35.6% of revenue for fiscal year 2017. This represented 34.6% growth in non-GAAP operating income on a year over year basis. The ratio of non-GAAP operating income to revenue is a key metric for our stockholders as it provides a consistent measure of the profitability of our business and as a result we used non-GAAP operating income as a metric in our 2018 Bonus Plan (as defined below).

Industry Leadership
Arista maintained a leadership position in the Gartner July 2018 Magic Quadrant for Data Center Networking for the fourth consecutive year.

The Forrester WaveTM Hardware Platforms for SDN, Q1 2018, recognized Arista as a leader in the current offering and strategy categories.

Product Innovation
Arista Introduced 400 Gigabit Platforms, New 400G fixed systems deliver the performance for the growth of applications such as AI (artificial intelligence), machine learning, and server less computing. Arista also introduced Cognitive Cloud Networking for the Campus encompassing a new network architecture designed to address transitional changes as the enterprise moves to an IoT ready campus.

Fiscal 2018 Executive Compensation Highlights

As reflected in our general compensation philosophy and objectives, our executive compensation program is intended to reward performance, attract and retain key personnel and increase stockholder value. In light of our strong performance as described in the “Fiscal 2018 Business and Innovation Highlights” section above, our fiscal 2018 executive compensation program was intended to reward exceptional performance and incentivize continued successful performance. Accordingly, our key executive compensation actions in our fiscal year ended December 31, 2018, advanced these objectives:

•	Modest Base Salary Increases - We provided modest base salary increases for Messrs. Duda and Sadana, and we did not increase base salaries for our other Named Executive Officers.
•	Annual Bonuses Reflecting Pay for Performance - As noted above, we demonstrated strong financial performance in fiscal 2018, achieving revenue of approximately $2.2 billion an increase of 30.7% over 2017 levels, with non-GAAP gross margin of 64.4%, and a non-GAAP operating income to revenue ratio of 36.7%. These results combined with continued excellence in product innovation and customer quality and support, resulted in payments to our Named Executive Officers under the 2018 Bonus Plan.
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•	Equity Awards Promoting Our Stockholders’ Interests - Long-term equity incentives constitute a significant majority of compensation paid to Named Executive Officers in 2018. Long-term equity incentives align the interests of executives with those of our stockholders. Further, a meaningful portion of the equity awards we granted to our Named Executive Officers in 2018 were in the form of options, which provide value only if our stock price increases during the term of the option. Further, 2018 equity awards provided for long-term retention with vesting period of generally 5 to 6 years from the date of grant.

Effect of Most Recent Stockholder Advisory Vote on Executive Compensation

Our compensation committee considers the results of the annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2018 annual meeting of stockholders, over 96% of the votes cast approved the compensation program for our Named Executive Officers as described in our 2018 proxy statement. Based on this strong stockholder support, our compensation committee determined not to make any significant changes to our existing executive compensation program and policies. Our compensation committee currently intends to continue to consider the results of the annual advisory vote on executive compensation and stockholder feedback as data points in making executive compensation decisions.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our competitors. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We compete with other companies in our industry and other technology companies in the Silicon Valley to attract and retain a skilled management team. To attract and retain qualified executive candidates, our compensation committee recognizes that it needs to develop competitive compensation packages. At the same time, our compensation committee is sensitive to the need to integrate new Named Executive Officers into our executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. To meet this challenge, we have embraced a compensation philosophy of offering our Named Executive Officers a competitive total compensation program, which we view as the sum of base salary, cash performance-based incentives, equity compensation and employee benefits, each of which recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain, and motivate talented executives with the skills and abilities needed to drive our desired business results.

The specific objectives of our executive compensation program are to:

•	reward the successful achievement of our financial growth objectives;
•	drive the development of a successful and profitable business;
•	attract, motivate, reward, and retain highly qualified executives who are important to our success;
•	recognize strong performers by offering cash performance-based incentive compensation and equity awards that have the potential to reward individual achievement as well as contributions to our overall success; and
•	create value for our stockholders.

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Compensation Program Design

Our executive compensation program for the fiscal year ended December 31, 2018, reflected our stage of development as a growing publicly-traded company. Accordingly, the compensation of our Named Executive Officers consisted of base salary, a short-term cash incentive compensation opportunity, long-term equity compensation in the form of stock options and restricted stock units, and certain employee health and welfare benefits.

We offer cash compensation in the form of base salaries and cash incentive compensation opportunities with an annual payment component. Typically, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives.

Additionally, equity awards for shares of our common stock serve as a key component of our executive compensation program. Currently, we grant stock options covering shares of our common stock, which provide value only if our stock price increases, thereby aligning the recipient’s interests with those of our stockholders and restricted stock units which provide certain value to recipients and limit dilution to our stockholders. In the future, we may introduce other forms of equity awards, as we deem appropriate, into our executive compensation program to offer our Named Executive Officers additional types of long-term incentive compensation that further the objective of aligning the recipient’s interests with those of our stockholders.

Finally, we offer executives with standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, flexible spending accounts, life insurance and 401(k) plans.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data to understand the competitive market framework for pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each Named Executive Officer’s compensation package as a whole and its relative value in comparison to our other Named Executive Officers.

Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews executive compensation annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.

Compensation-Setting Process

Role of our Compensation Committee

Compensation decisions for our executives are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our Named Executive Officers and overseeing and administering our cash-based and equity-based compensation plans.

Each fiscal year, our compensation committee, after consulting with our management team and its compensation consultant, establishes our corporate performance objectives and makes decisions with respect to any base salary adjustment, and approves the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our Named Executive Officers for the upcoming fiscal year. With respect to our cash incentive compensation plan, our compensation committee determines the applicable goals for each corporate performance objective used for the applicable year.

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Our compensation committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our Chief Executive Officer and our Vice President, Global Human Resources. Typically, our management team (together with our compensation consultant) assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, except with respect to her own compensation, our Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. Our Chief Executive Officer also participates in meetings of our compensation committee, except with respect to discussions involving her own compensation in which case she leaves the meeting.

While our compensation committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties.

In our fiscal year ended December 31, 2018, our compensation committee continued to engage Radford, a national compensation consulting firm, to assist us in executing our executive compensation strategy and guiding principles, assessing current executive total compensation levels against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for our fiscal year ended December 31, 2018. Our compensation committee provided Radford with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the compensation committee instructed Radford to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to market comparables. The compensation committee further instructed Radford to evaluate the following components to assist the compensation committee in establishing fiscal 2018 compensation: base salary; target and actual annual incentive compensation; target and actual total cash compensation (base salary and annual incentive compensation); long-term incentive compensation (equity awards); target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and beneficial ownership of our common stock.

Radford does not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Radford taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and has concluded that no conflict of interest exists with respect to the work that Radford performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, Radford provided market data for the compensation peer group approved by our compensation committee.

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Competitive Positioning

In our fiscal 2018, our compensation committee continued to compare and analyze our executive compensation program with that of a formal compensation peer group of companies.

With respect to fiscal 2018 executive compensation decisions, our compensation committee initially considered a group of peer publicly-traded companies that met some or all of the following criteria: (i) companies in the computer networking, communication products/services and other high technology companies, with an emphasis on growing technology companies that have recently gone public; (ii) companies with revenues between $600 million to $3 billion (approximately 0.5x to 2.5x of our then-current trailing 12-month revenue); and (iii) companies with market capitalization generally between $3 and $30 billion (approximately 0.3x to 3x of our then-current market capitalization). The following group was our executive compensation peer group for fiscal 2018 compensatory decisions made prior to July 30, 2018:

Executive Compensation Peer Group from January 1, 2018 through July 29, 2018

Brocade	Fortinet	NetScout Systems	ServiceNow	Ubiquiti Networks
Citrix Systems	Juniper Networks	Nutanix	Splunk	Workday
F5 Networks	Mellanox Technologies	Palo Alto Networks	Tableau Software
FireEye	NetApp	Red Hat	The Ultimate Software Group

In July 2018, since our revenues and market capitalization had increased significantly since our executive compensation peer group was selected, our compensation committee decided that it was appropriate to update our executive compensation peer group. Radford recommended an updated group of peer publicly-traded companies that met some or all of the following criteria: (i) companies in the computer networking, communication products/services and other high technology companies, with an emphasis on growing technology companies that have recently gone public; (ii) companies with revenues between $900 million to $4 billion (approximately 0.5x to 2.5x of our then-current trailing 12-month revenue); and (iii) companies with market capitalization generally between $6 and $40 billion (approximately 0.3x to 2x of our then-current market capitalization). Based on the recommendations from Radford and the considerations described in the previous sentence, the following group was our executive compensation peer group for fiscal 2018 compensatory decisions made on or after July 30, 2018:

Executive Compensation Peer Group from July 30, 2018 through December 31, 2018

Akamai Technologies	F5 Networks	NetApp	ServiceNow	Twitter
Autodesk	Fortinet	Nutanix	Splunk	VMWare
Citrix Systems	Juniper Networks	Palo Alto Networks	Tableau Software	Workday
Dropbox	Mellanox Technologies	Red Hat	The Ultimate Software Group

Radford provides our compensation committee with market data from our compensation peer group regarding each element of our executive compensation program. However, our compensation committee does not benchmark in our compensation peer group with respect to any particular element of compensation.

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Executive Compensation Program Components

For 2018, the portion of our Named Executive Officers’ actual total direct compensation (which consists of the base salaries and annual cash incentive compensation paid to our Named Executive Officers with respect to 2018 and the grant-date fair values of the equity awards granted to our Named Executive Officers in 2018) represented by each component of our executive compensation program was as follows:

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for our fiscal year ended December 31, 2018.

Base Salary. Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our Named Executive Officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent.

Our compensation committee reviews the base salaries of each Named Executive Officer annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions. We typically establish the initial base salary of a Named Executive Officer through arm’s-length negotiation at the time, after taking into consideration his or her position, qualifications, experience, salary expectations, and the base salaries of our other executives.

In April 2018, our compensation committee increased the base salaries for Messrs. Duda and Sadana effective as of May 21, 2018, in order to bring their base salaries in line with the market 25th percentile and to promote compensation parity among our other Named Executive Officers. For our fiscal year ended December 31, 2018, our compensation committee determined not to make any changes to the base salaries of our other Named Executive Officers (which were below the market 25th percentile) as it thought the base salary levels continued to be appropriate.

Our Named Executive Officers’ base salaries for fiscal 2018 were as follows:

Named Executive Officer	Base Salary Effective January 1, 2018	Base Salary Effective May 21, 2018
Jayshree Ullal	$300,000	$300,000
Ita Brennan	$300,000	$300,000
Andreas Bechtolsheim	$300,000	$300,000
Kenneth Duda	$250,000	$300,000
Anshul Sadana	$275,000	$300,000

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Annual Cash Incentive Compensation; 2018 Bonus Plan

We use cash incentive compensation under our omnibus Employee Incentive Plan to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Each fiscal year, our compensation committee sets the terms and conditions of the Employee Incentive Plan for that fiscal year, which identifies the plan participants and establishes the target cash incentive opportunity for each participant, the performance measures to be used to determine whether to make payouts related to the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. Typically, cash incentive payouts have been determined after the end of the applicable performance period based on our performance against one or more financial and operational performance objectives for the performance period as set forth in our annual operating plan.

In February 2018, our compensation committee set the terms and conditions of the Employee Incentive Plan for fiscal 2018 (the “2018 Bonus Plan”). The 2018 Bonus Plan included the following corporate performance metrics for the plan: revenue, non-GAAP gross margin, non-GAAP operating margin, customer quality and support and product innovation. In addition to corporate performance measures, our compensation committee would consider individual performance.

The 2018 Bonus Plan included a base component that was accrued on a quarterly basis based on revenue performance, taking into consideration non-GAAP gross margin, non-GAAP operating margin, and customer quality and support and product innovation. If non-GAAP gross margin was not in the target range or customer quality and support or product innovation were not acceptable, then management would have had the discretion to reduce funding. The 2018 Bonus Plan provided for a single annual payout to each participant following the end of fiscal 2018 after our compensation committee evaluated corporate and individual performance on a holistic basis. There was no formal weighting of the performance criteria. No payout would be made if achievement of the revenue metric was below 85% of target.

In addition, the 2018 Bonus Plan provided for a potential over-performance component based on out-performance on the revenue and/or non-GAAP operating margin targets, assuming non-GAAP gross margin was in the range of 63% to 65% and customer quality and support and product innovation were acceptable.

For purposes of our 2018 Bonus Plan, we define revenue in accordance with GAAP, non-GAAP gross margin as GAAP gross profit, less stock-based compensation expenses and other non-recurring items, divided by revenue, and non-GAAP operating margin as GAAP operating profit, less stock-based compensation expenses and other non-recurring items including costs associated with the Cisco lawsuit and certain acquisition related costs. A reconciliation of these non-GAAP financial metrics to the related GAAP financial measure as set forth in our quarterly and annual financial statements and reports is provided in our press release announcing our financial results for the fourth quarter and the fiscal year ended December 31, 2018.

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In July 2018, our compensation committee approved the following preliminary target ranges for the 2018 annual cash incentive compensation of our Named Executive Officers (which provided our Named Executive Officers with target annual cash incentive compensation and target total cash compensation below the market 25th percentile). For our Chief Executive Officer and Chief Development Officer, these preliminary ranges were 20-100% of base salary, while the ranges for our other Named Executive Officers was 20-60% of base salary. These ranges are not strict ranges and merely inform the aggregate of bonuses that will be accrued for financial accounting purposes. Once a total incentive pool is accrued for all participants in the 2018 Bonus Plan, our compensation committee looks at the year on a holistic basis and factors individual performance and market comparable compensation in our peer group in determining a total incentive paid to each Named Executive Officer.

For our fiscal year ended December 31, 2018, we achieved revenue of approximately $2.2 billion (an increase of 30.7% from 2017. Our 2018 revenues were below our original plan target by approximately 2.3%, but this was more than offset by a higher than expected level of product deferred revenue as of December 31st 2018). In addition, we achieved non-GAAP operating income of approximately $789.0 million (an increase of 34.6% from 2017 levels and exceeding our target by approximately 1.8%). Our non-GAAP gross margin and customer quality and support and product innovation metrics were determined to have met the targets set forth in the 2018 Bonus Plan. This resulted in funding of the base component of the 2018 Bonus Plan, with no incremental funding for over-performance.

Given our overall performance for the year on a holistic basis, our compensation committee’s determination of individual performance for each of our Named Executive Officers and in light of our total cash compensation being at or below the 50th percentile of compensation our peer group, the total payouts to our Named Executive Officers under the 2018 Bonus Plan were:

Named Executive Officer	Actual Incentive Compensation
Jayshree Ullal	$350,000
Ita Brennan	$300,000
Andreas Bechtolsheim	$350,000
Kenneth Duda	$320,000
Anshul Sadana	$440,000

Equity Compensation

We use equity awards to incentivize and reward our executives (including our Named Executive Officers) for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executives with those of our stockholders. We grant stock options covering shares of our common stock and full value awards for shares of our common stock, or awards without a purchase price, such as restricted stock unit awards.

New hire, or initial, equity awards for our executives are established through arm’s-length negotiations at the time the individual executive is hired. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the expectations concerning the size of the equity award, the cash compensation to be received by the executive, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, we grant equity awards to our executives when our compensation committee determines that such awards are necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our compensation committee has determined the size of such equity awards for an individual executive after taking into consideration market data compiled from our compensation peer group, a compensation analysis performed by Radford, the equity award recommendations of our Chief Executive Officer, the scope of an executive’s performance, contributions, responsibilities, and experience, and

36	2019 Proxy Statement

the amount of equity compensation held by the executive, including the current economic value of his outstanding unvested equity awards and the ability of this equity to satisfy our retention objectives, market conditions, and internal equity considerations. In making its award decisions, our compensation committee has exercised its judgment and discretion to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Equity awards to our named executive officers typically have multi-year vesting periods of four or more years.

The equity awards granted to our Named Executive Officers include refresh awards of restricted stock units granted in March 2018 and refresh options granted in April 2018. We granted the refresh awards of restricted stock units to our Named Executive Officers to ensure that they receive a base value for the shares regardless of fluctuations in our stock price, while incentivizing stockholder growth to deliver greater value for the Company and the Named Executive Officer. We granted the refresh options to our Named Executive Officers in order to align their interests with those of our stockholders and to provide them with additional incentive to grow our business, since each option only provides value if our stock price increases during the term of the option. In determining the size of the refresh awards to our Named Executive Officers, our compensation committee considered market compensation data from our peer group, the unvested equity held by each Named Executive Officer and the Named Executive Officer’s expected future contributions to the Company and growing stockholder value. To promote retention, the refresh awards of restricted stock units granted to our other Named Executive Officers in March 2018 vest over a period of approximately 5 years from the date of grant, and the refresh options granted in April 2018 vest over a period of approximately 6 years from the date of grant.

Further, in November 2018, we made limited out-of-cycle equity grants to our Named Executive Officers other than Ms. Ullal and Mr. Bechtolsheim. We do not customarily provide for out-of-cycle equity grants to Named Executive Officers. However, our compensation committee thought it was prudent in this context to promote long-term retention. These out-of-cycle awards of restricted stock units and options vest over a period of approximately 6 years from the date of grant, which is significantly longer than our general vesting period.

The numbers of shares of our common stock covered by each equity award granted to our Named Executive Officers in 2018 were as follows:

Named Executive Officer	March RSUs	April Options	November RSUs	November Options
Jayshree Ullal	20,000	8,000	—	—
Ita Brennan	5,000	5,000	3,500	2,500
Andreas Bechtolsheim	20,000	8,000	—	—
Kenneth Duda	6,000	8,000	5,000	3,000
Anshul Sadana	7,000	8,000	6,000	4,000

Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. In 2018, we made matching contributions for the contributions made to the 401(k) plan by our employees, including our Named Executive Officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”), so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our Named Executive Officers on the same basis as all of our full-time employees. These benefits include standard health, vacation and other benefits offered to our employees.

Perquisites and Other Personal Benefits

We generally do not provide perquisites to our Named Executive Officers or other personal benefits beyond what is provided to employees on a broad basis.

2019 Proxy Statement	37

Executive Officer Employment Arrangements

Jayshree Ullal Offer Letter

We have entered into an offer letter with Jayshree Ullal, our President and Chief Executive Officer, pursuant to which Ms. Ullal is an at-will employee. Ms. Ullal’s current annual base salary is $300,000 per year, and her target annual bonus range is from $60,000 to $300,000, which does not consider the over-performance pool. Ms. Ullal is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

Ita Brennan Offer Letter & Severance Agreement

Ms. Brennan joined us as our new Chief Financial Officer in May 2015. We have entered into an offer letter with Ms. Brennan that provides that she is an at-will employee. Ms. Brennan currently receives a base salary of $300,000 per year, and her target annual bonus range is from $60,000 to $180,000, which does not consider the over-performance pool. Ms. Brennan is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

In addition, we entered into a severance agreement with Ms. Brennan, effective May 2015. The severance agreement provides that if Ms. Brennan’s employment is involuntarily terminated other than “cause” (as generally defined below) or if Ms. Brennan resigns for “good reason” (as generally defined below) then, subject to her execution of a release of claims, Ms. Brennan will receive continuing payments of her base salary for 12 months and accelerated vesting of time-based equity awards that would have vested had Ms. Brennan remained employed with us for 12 months following her termination of employment date. If the qualified termination of employment occurred during the period beginning on, and for 12 months following a change in control, then the equity acceleration benefit would be 50% of the then-unvested equity awards (and for any equity awards that vest based on the achievement of performance criteria, assuming the performance criteria had been achieved at target levels for the relevant performance periods), if greater than the acceleration benefit described in the previous sentence.

For purposes of the severance agreement with Ms. Brennan, “cause” means generally:

•	an act of dishonesty made by her in connection with her responsibilities as an employee;
•	her conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;
•	her gross misconduct;
•	her unauthorized use of disclosure of any proprietary information or trade secrets of ours or any other party to whom she owes a duty of non-disclosure as a result of her relationship with us;
•	her willful breach of any obligations under any written agreement or covenant with us; or
•	her continued failure to perform his or her duties after a demand from us setting the basis of our belief and failure to cure within 10 business days after receiving such notice.

For purposes of the severance agreement with Ms. Brennan, “good reason” means generally a resignation within 30 days following the expiration of any cure period following the occurrence of one or more of the following, without her consent:

•	a material diminution of her authority, duties or responsibilities (which includes a reduction in authority, duties or responsibilities in connection with our being acquired and made part of a larger entity);
•	a material reduction of her base salary (which excludes a reduction in her base salary of 15% or less in any one year) other than a reduction applied to management generally; or
•	a material change in the geographic location of her primary work facility or location (which excludes a relocation of less than 50 miles from her then-present location).

38	2019 Proxy Statement

Ms. Brennan must provide written notice within 90 days of the initial existence of good reason and provide a cure period of 30 days following the date of such notice.

Andreas Bechtolsheim

Mr. Bechtolsheim is a founder and our Chief Development Officer. We have not entered into any formal employment letter with Mr. Bechtolsheim. Mr. Bechtolsheim is an at-will employee. Mr. Bechtolsheim’s current annual base salary is $300,000 per year, and his target annual bonus range is from $60,000 to $300,000, which does not consider the over-performance pool. Mr. Bechtolsheim is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

Anshul Sadana Offer Letter

We have entered into an offer letter with Anshul Sadana, our Chief Customer Officer, pursuant to which Mr. Sadana is an at-will employee. Mr. Sadana’s current annual base salary is $300,000 per year, and his target annual bonus range is from $60,000 to $180,000, which does not consider the over-performance pool. Mr. Sadana is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

Kenneth Duda Offer Letter

We have entered into an offer letter with Kenneth Duda, our Chief Technology Officer and Senior Vice President, Software Engineering, pursuant to which Mr. Duda is an at-will employee. Mr. Duda’s current annual base salary is $300,000 per year, and his target annual bonus range is from $60,000 to $180,000, which does not consider the over-performance pool. Mr. Duda is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.

2019 Proxy Statement	39

Fiscal 2018 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Jayshree Ullal Chief Executive Officer	2018	300,000	—	5,903,000	988,542	350,000	8,532	(4)	7,550,074
	2017	300,000	—	3,939,788	3,278,228	400,000	5,763		7,923,779
	2016	300,000	—	—	2,327,870	450,000	432		3,078,302
Ita Brennan Chief Financial Officer	2018	300,000	—	2,331,255	915,205	300,000	8,532	(4)	3,854,992
	2017	300,000	120,000	1,490,040	—	250,000	2,163		2,162,203
	2016	300,000	—	337,440	473,412	250,000	432		1,361,284
Andreas Bechtolsheim Chief Development Officer	2018	300,000	—	5,903,000	988,542	350,000	432	(5)	7,541,974
	2017	300,000	—	3,939,788	3,278,228	400,000	432		7,918,448
	2016	300,000	—	—	2,327,870	450,000	432		3,078,302
Kenneth Duda(1) Chief Technology Officer	2018	280,769	—	2,993,050	1,345,381	320,000	8,502	(4)	4,947,702
	2017	250,000	120,000	2,483,400	—	280,000	7,860		3,141,260
	2016	250,000	—	562,400	591,765	380,000	360		1,784,525
Anshul Sadana(2) Chief Operating Officer	2018	290,385	—	3,532,630	1,464,327	440,000	8,517	(4)	5,735,859
	2017	275,000	150,000	2,483,400	—	350,000	5,323		3,263,723
	2016	248,077	—	1,769,150	591,765	400,000	354		3,009,346
(1)	Kenneth Duda received a salary increase from $250,000 to $300,000 on May 21, 2018.
(2)	Anshul Sadana received a salary increase from $275,000 to $300,000 on May 21, 2018.
(3)	The amounts reported represent the aggregate grant-date fair value of the restricted stock units or stock options awarded to the Named Executive Officer, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 15, 2019.
(4)	The amounts reported for fiscal 2018 include Company matching contributions for the contributions made to the 401(k) plan by the Named Executive Officer and a life insurance premium paid on the Named Executive Officer’s behalf.
(5)	The amount reported for fiscal 2018 represents a life insurance premium paid on the Named Executive Officer’s behalf.

40	2019 Proxy Statement

Outstanding Equity Awards at 2018 Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by our Named Executive Officers as of December 31, 2018.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jayshree Ullal	1/13/2014	(3)	13,333	—	22.49	1/12/2024	—	—
	2/12/2016	(4)	6,667	60,000	56.24	2/11/2026	—	—
	2/6/2017	(5)	5,500	52,250	95.51	2/5/2027	—	—
	2/6/2017	(6)	—	—	—	—	24,750	5,214,825
	3/9/2018	(7)	—	—	—	—	20,000	4,214,000
	4/13/2018	(8)	—	8,000	244.20	4/12/2028	—	—
Ita Brennan	6/16/2015	(9)	7,917	7,083	84.97	6/15/2025	—	—
	6/16/2015	(10)	—	—	—	—	22,500	4,740,750
	9/11/2015	(11)	4,000	6,000	64.46	9/10/2025	—	—
	2/12/2016	(12)	7,000	13,000	56.24	2/11/2026	—	—
	2/12/2016	(13)	—	—	—	—	3,000	632,100
	3/10/2017	(14)	—	—	—	—	9,600	2,022,720
	3/9/2018	(15)	—	—	—	—	5,000	1,053,500
	4/13/2018	(16)	—	5,000	244.20	4/12/2028	—	—
	11/9/2018	(17)	—	2,500	244.43	11/8/2028	—	—
	11/9/2018	(18)	—	—	—	—	3,500	737,450
Andreas Bechtolsheim	1/13/2014	(19)	13,000	—	22.49	1/12/2024	—	—
	5/20/2014	(20)	308,333	—	38.00	5/19/2024	—	—
	12/16/2014	(21)	3,728	14,000	68.34	12/15/2024	—	—
	2/12/2016	(22)	6,667	60,000	56.24	2/11/2026	—	—
	2/6/2017	(23)	5,500	52,250	95.51	2/5/2027	—	—
	2/6/2017	(24)	—	—	—	—	24,750	5,214,825
	3/9/2018	(25)	—	—	—	—	20,000	4,214,000
	4/13/2018	(26)	—	8,000	244.20	4/12/2028	—	—
Kenneth Duda	10/4/2011	(27)	100,000	—	3.33	10/3/2021	—	—
	12/27/2012	(28)	20,000	—	4.18	12/26/2022	—	—
	3/11/2013	(29)	100,000	—	7.76	3/10/2023	—	—
	1/13/2014	(30)	20,000	—	22.49	1/12/2024	—	—
	2/11/2014	(31)	100,000	—	30.67	2/10/2024	—	—
	12/16/2014	(32)	20,000	30,000	68.34	12/15/2024	—	—
	9/11/2015	(33)	8,000	12,000	64.46	9/10/2025	—	—
	2/12/2016	(34)	8,750	16,250	56.24	2/11/2026	—	—
	2/12/2016	(35)	—	—	—	—	5,000	1,053,500
	3/10/2017	(36)	—	—	—	—	16,000	3,371,200
	3/9/2018	(37)	—	—	—	—	6,000	1,264,200
	4/13/2018	(38)	—	8,000	244.20	4/12/2028	—	—
	11/9/2018	(39)	—	3,000	244.43	11/8/2028	—	—
	11/9/2018	(40)	—	—	—	—	5,000	1,053,500
2019 Proxy Statement	41

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Anshul Sadana	3/11/2013	(41)	—	—	—	—	10,500	2,212,350
	4/19/2013	(42)	7,667	—	7.76	4/18/2023	—	—
	1/13/2014	(43)	16,000	—	22.49	1/12/2024	—	—
	2/11/2014	(44)	100,000	—	30.67	2/10/2024	—	—
	12/16/2014	(45)	3,333	30,000	68.34	12/15/2024	—	—
	9/11/2015	(46)	1,333	12,000	64.46	9/10/2025	—	—
	2/12/2016	(47)	1,667	16,250	56.24	2/11/2026	—	—
	2/12/2016	(48)	—	—	—	—	5,000	1,053,500
	10/14/2016	(49)	—	—	—	—	9,000	1,896,300
	3/10/2017	(50)	—	—	—	—	16,000	3,371,200
	3/9/2018	(51)	—	—	—	—	7,000	1,474,900
	4/13/2018	(52)	—	8,000	244.20	4/12/2028	—	—
	11/9/2018	(53)	—	4,000	244.43	11/8/2028	—	—
	11/9/2018	(54)	—	—	—	—	6,000	1,264,200
(1)	Represents (i) restricted stock awards and (ii) shares of restricted stock issued upon the early exercise of stock options, in each case that remained unvested as of December 31, 2018.
(2)	This column represents the market value of the shares of our common stock underlying the restricted stock awards or restricted stock as of December 31, 2018, based on the closing price of our common stock, as reported on the New York Stock Exchange, of $210.70 per share on December 31, 2018, the last trading day of our fiscal 2018.
(3)	The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2018, 12,000 shares of the amount exercisable were unvested.
(4)	This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/60th of the shares each month from January 1, 2017.
(5)	This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from February 6, 2017 with the remaining shares vesting in equal amounts over the next 48 months.
(6)	This award of restricted stock units vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2017.
(7)	This award of restricted stock units vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from May 20, 2019.
(8)	This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 1, 2020.
(9)	This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/5th of the shares one year from May 18, 2015 with the remaining shares vesting in equal amounts over the next 48 months.
(10)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/5th of the shares one year from May 18, 2015 with the remaining shares vesting in equal amounts over the next 16 quarters.
(11)	This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/5th of the shares one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.
(12)	This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/60th of the shares each month from April 1, 2017.
(13)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from February 20, 2017.
(14)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2018.
(15)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from May 20, 2019.
(16)	This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 1, 2020.
(17)	This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(18)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from November 20, 2020.

42	2019 Proxy Statement

(19)	The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2018, 12,000 shares of the exercisable shares were unvested.
(20)	The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares one year from September 30, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2018, 275,000 shares of the exercisable shares were unvested.
(21)	This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares one year from December 1, 2014 with the remaining shares vesting in equal amounts over the next 48 months.
(22)	This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/60th of the shares each month from January 1, 2017.
(23)	This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from February 6, 2017 with the remaining shares vesting in equal amounts over the next 48 months.
(24)	This award of restricted stock units vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2017.
(25)	This award of restricted stock units vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from May 20, 2019.
(26)	This option vests, subject to Mr. Bechtolsheim’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 1, 2020.
(27)	This option vests 1/4th of shares granted on September 30, 2013 with the remaining shares vesting in equal amounts over the next 36 months.
(28)	This option vests 1/4th of shares granted on December 1, 2014 with the remaining shares vesting in equal amounts over the next 36 months.
(29)	The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/4th of the shares granted on December 1, 2016 with the remaining shares vesting in equal amounts over the next 36 months. At the end of 2018, 25,000 shares of the exercisable shares were unvested.
(30)	The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/5th of the shares granted on December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2018, 12,000 shares of the exercisable shares were unvested.
(31)	The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/5th of shares granted on December 1, 2018 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2018, 80,000 shares of the exercisable shares were unvested.
(32)	This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/5th of shares granted on December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months.
(33)	This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/5th of shares granted on December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months.
(34)	This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/60th of shares granted on April 1, 2017, with the remaining shares vesting in equal amounts over the next 59 months.
(35)	This award of restricted stock units vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/16th of the shares granted on February 20, 2017 with the remaining shares vesting in equal amounts over the next 15 quarters.
(36)	This award of restricted stock units vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/20th of the shares granted on February 20, 2018 with the remaining shares vesting in equal amounts over the next 19 quarters.
(37)	This award of restricted stock units vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/16th of the shares granted on May 20, 2019 and will continue to vest at the same rate on each quarterly vest date thereafter.
(38)	This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 1, 2020.
(39)	This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(40)	This award of restricted stock units vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/16th of the restricted stock units awarded on November 20, 2020 and will continue to vest at the same rate on each quarterly vest date thereafter.
(41)	These shares remain subject to a repurchase right held by us at the original exercise price, in the event of the termination of Mr. Sadana’s employment with us. These shares vest with respect to 1/4th of the shares granted one year from December 1, 2015 with the remaining shares vesting in equal amounts over the next 36 months.
(42)	The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/4th of the shares granted one year from December 1, 2015 with the remaining shares vesting in equal amounts over the next 36 months. At the end of 2018, 5,750 shares of the exercisable shares were unvested.
(43)	The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2018, 14,400 shares of the exercisable shares were unvested.
(44)	The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2018, 80,000 shares of the amount exercisable were unvested.
(45)	This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.
(46)	This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.
2019 Proxy Statement	43

(47)	This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/60th of the shares each month from April 1, 2017.
(48)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/16th of the shares on February 20, 2017 with the remaining shares vesting quarterly in equal amounts over the next 15 quarters.
(49)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2017.
(50)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2018.
(51)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from May 20, 2019.
(52)	This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 1, 2020.
(53)	This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(54)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from November 20, 2020.

Fiscal 2018 Grants of Plan-Based Awards

The following table presents information regarding the amount of plan-based awards granted to our Named Executive Officers during our fiscal year ended December 31, 2018.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Shares Underlying Options (#)(2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Jayshree Ullal	—	300,000	—	—	—	—
	3/9/2018	—	20,000	—	—	5,903,000
	4/13/2018	—	—	8,000	244.20	988,542
Ita Brennan	—	180,000	—	—	—	—
	3/9/2018	—	5,000	—	—	1,475,750
	4/13/2018	—	—	5,000	244.20	617,839
	11/9/2018	—	—	2,500	244.43	297,366
	11/9/2018	—	3,500	—	—	855,505
Andreas Bechtolsheim	—	300,000	—	—	—	—
	3/9/2018	—	20,000	—	—	5,903,000
	4/13/2018	—	—	8,000	244.20	988,542
Kenneth Duda	—	180,000	—	—	—	—
	3/9/2018	—	6,000	—	—	1,770,900
	4/13/2018	—	—	8,000	244.20	988,542
	11/9/2018	—	—	3,000	244.43	356,839
	11/9/2018	—	5,000	—	—	1,222,150
Anshul Sadana	—	180,000	—	—	—	—
	3/9/2018	—	7,000			2,066,050
	4/13/2018	—	—	8,000	244.20	988,542
	11/9/2018	—	—	4,000	244.43	475,785
	11/9/2018	—	6,000	—	—	1,466,580
(1)	Each Named Executive Officer has the following target bonus range under the 2018 Bonus Plan: (i) Ms. Ullal: $60,000 to $300,000; (ii) Mr. Bechtolsheim: $60,000 to $300,000; (iii) Ms. Brennan: $60,000 to $180,000; (iv) Mr. Duda: $60,000 to $180,000; and (v) Mr. Sadana: $60,000 to $180,000.
(2)	The restricted stock unit and stock option awards were made under the 2014 Equity Incentive Plan.
(3)	The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of stock options and/or restricted stock awards granted in fiscal 2018, calculated in accordance with ASC Topic 718.

44	2019 Proxy Statement

Fiscal 2018 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jayshree Ullal	64,750	15,346,691	8,250	2,056,288
Ita Brennan	5,000	1,118,050	18,900	4,710,825
Andreas Bechtolsheim	141,523	33,075,487	8,250	2,056,288
Kenneth Duda	—	—	6,500	1,620,125
Anshul Sadana	53,750	13,840,430	9,500	2,367,875
(1)	Based on the market price of our common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of our common stock on the vesting date or last trading date, multiplied by the number of shares vested.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during our fiscal year ended December 31, 2018.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during our fiscal year ended December 31, 2018.

Potential Payments Upon Termination or Change in Control

The tables below provide an estimate of the value of the compensation and benefits due to each of our Named Executive Officers for our fiscal year ended December 31, 2018, in the events described below, assuming that the termination of employment and change in control was effective on December 31, 2018, under the applicable employment agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment.

Termination of Employment Unrelated to a Change in Control

		Value of Accelerated Equity Awards ($)(1)
Named Executive Officer	Salary Continuation ($)	Restricted Stock Units	Options	Total ($)
Ita Brennan	300,000	4,179,867	1,538,970	6,018,837
(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards and stock options that would become vested on a qualifying termination. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at December 31, 2018, that would become vested by (ii) the difference between $210.70 (the closing market price of our common stock on the New York Stock Exchange on December 31, 2018) and the exercise price of such option. For the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at December 31, 2018, that would become vested by (ii) $210.70 (the closing market price of our common stock on the New York Stock Exchange on December 31, 2018).
2019 Proxy Statement	45

Termination of Employment in Connection with a Change in Control

		Value of Accelerated Equity Awards ($)(1)
Named Executive Officer	Salary Continuation ($)	Restricted Stock Units	Options	Total ($)
Ita Brennan	300,000	5,383,385	2,071,360	7,754,745
(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards and stock options that would become vested on a qualifying termination. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at December 31, 2018, that would become vested by (ii) the difference between $210.70 (the closing market price of our common stock on the New York Stock Exchange on December 31, 2018) and the exercise price of such option. For the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards at December 31, 2018, that would become vested by (ii) $210.70 (the closing market price of our common stock on the New York Stock Exchange on December 31, 2018).

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•	Our annual bonus plan considers a multiple of performance factors and allows our compensation committee to review performance on a holistic basis minimizing risk related to our short-term variable compensation; and
•	Our equity awards include multi-year vesting schedules requiring a long-term employee commitment.

Other Compensation Policies

Stock Ownership Guidelines. In April 2019, our board of directors adopted stock ownership guidelines. Our stock ownership guidelines are designed to encourage our directors and our chief executive officer to achieve and maintain a meaningful equity stake in our Company and more closely align their interests with those of our shareholders. The guidelines provide that our chief executive officer should accumulate and hold, within five years from the later of the date of the adoption of the stock ownership guidelines or the date such chief executive officer became chief executive officer, an investment level in our common stock of three times the chief executive officer’s annual base salary.

Clawback Policy. In April 2019, our compensation committee adopted a Clawback Policy that permits the Company to seek the recovery of both cash and equity compensation from an executive officer if: (i) the Company restates its financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid that was determined based on achievement of specific financial results paid to the executive officer would have been less if the financial statements had been correct; (iii) no more than three years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) the compensation committee determines that gross negligence, fraud or intentional misconduct by such executive officer caused the material error.

Hedging and Pledging Policies. Our insider trading policy prohibits our executive officers from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging Company securities as collateral or holding Company securities in a margin account.

46	2019 Proxy Statement

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the Chief Executive Officer and certain other highly compensated executive officers.

Our compensation committee may consider the deductibility of compensation when making decisions, but may authorize the payment of compensation that is not deductible when it believes it appropriate.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our Named Executive Officers with a “gross-up” or other reimbursement payment for any tax liability that the Named Executive Officer might owe as a result of the application of Sections 280G or 4999, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:

For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer), was $135,688; and
•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $7,550,074.

Based on this information, for 2018, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 56 to 1. This pay ratio is a reasonable estimate based on our reasonable judgement and assumptions and calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We selected October 31, 2018 as the date upon which we would identify the median employee.
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•	To identify the “median employee” from our employee population we used payroll and equity plan records.
•	The compensation measure included the following: annual base salary for salaried employees (or hourly rate multiplied by estimated work schedule for hourly employees), actual incentive compensation paid in 2018 as of the determination date, and grant date fair value of equity awards granted in 2018.
•	We did not apply any de minimis exclusions to remove certain employees in non-U.S. jurisdictions allowed by Item 402(u).
•	Amounts paid in foreign currency were converted into United States dollars using 2017 average exchange rates.
•	The calculation was performed for all employees, excluding Ms. Ullal, whether employed on a full-time, part-time, or seasonal basis. As a result of this process, we identified an employee whose compensation was determined to be anomalous. Therefore, we exercised discretion permitted by SEC rules to select an alternative median employee, whose compensation was viewed to be more representative of employees at or near the median. The selected employee was within two individuals, below the median.
•	With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $135,688.
•	With respect to the annual total compensation for our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table for Fiscal Year 2018.

Compensation Committee Report

The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Charles Giancarlo (Chair)
Daniel Scheinman

48	2019 Proxy Statement

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2018. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflecting in Column (a))
Equity compensation plans approved by stockholders	7,207,567	(1)	37.09	(2)	17,919,266	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	7,207,567		37.09		17,919,266
(1)	Includes 5,899,365 shares underlying stock options and 1,308,202 shares of restricted stock units.
(2)	The weighted average exercise price is calculated based solely on outstanding stock options.
(3)	Includes the following plans: Arista Networks, Inc. 2014 Equity Incentive Plan (“2014 Plan”) and Arista Networks, Inc. 2014 Employee Stock Purchase Plan (“ESPP”). Our 2014 Plan provides that on the first day of each fiscal year beginning in 2016 and ending in (and including) 2024, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,500,000 shares, (ii) 3% of the outstanding shares of our common stock as of the last day of our immediately preceding year, or (iii) such other amount as our board of directors may determine. On January 1, 2019, our board of directors determined not to increase the number of shares available for issuance under our 2014 Plan. Our ESPP provides that on the first day of each fiscal year beginning in 2015 and ending in (and including) 2034, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 2,500,000 shares, (ii) 1% of the outstanding shares of our common stock on the first day of such year, or (iii) such other amount as our board of directors may determine. On January 1, 2019, the number of shares available for issuance under our ESPP increased by 756,679 shares pursuant to these provisions. These increases are not reflected in the table above.
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Security Ownership of Certain Beneficial Owners And Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 4, 2019 for:

•	each of our directors and nominees for director;
•	each of our Named Executive Officers;
•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 76,506,472 shares of our common stock outstanding as of April 4, 2019. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 4, 2019 and RSUs that vest within 60 days of April 4, 2019, which are subject to vesting conditions expected to occur to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
The Bechtolsheim Family Trust(1)	12,663,121	16.55%
The Vanguard Group(2)	5,568,472	7.28%
The 2010 David R. Cheriton Irrevocable Trust dtd July 28, 2010(3)	5,067,061	6.62%
Named Executive Officers and Directors:
Jayshree Ullal(4)	3,694,427	4.83%
Ita Brennan(5)	34,086	*
Andreas Bechtolsheim(1)(6)	13,029,925	16.95%
Kenneth Duda(7)	1,376,024	1.79%
Anshul Sadana(8)	104,613	*
Charles Giancarlo(9)	83,334	*
Ann Mather(10)	55,833	*
Daniel Scheinman(11)	37,167	*
Mark Templeton(12)	3,493	*
Nikos Theodosopoulos(13)	28,053	*
All executive officers and directors as a group (13 persons)(14)	18,474,266	23.83%
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Includes 12,663,121 shares held by the Bechtolsheim Family Trust for which trust Mr. Bechtolsheim serves as trustee. Mr. Bechtolsheim may be deemed to exercise sole voting and investment power over such shares held by the trust.

50	2019 Proxy Statement

(2)	Based solely upon a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group (“Vanguard”) reporting beneficial ownership as of December 31, 2018. Vanguard reported shared voting power with respect to 12,681 shares and shared dispositive power with respect to 78,284 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)	Based upon a Schedule 13G/A filed with the SEC on February 12, 2019. Includes 5,067,061 shares held in an irrevocable, directed trust for the benefit of the minor children of Mr. Cheriton. The trustee of the trust is the South Dakota Trust Company, LLC and Mr. Cheriton ultimately has the ability to replace the trustee. The investment management functions of the trust are handled by the investment committee of the trust. The address for the trustee of the trust is c/o South Dakota Trust Company LLC, 201 South Phillips Ave., Suite 200, Sioux Falls, South Dakota 57104.
(4)	Includes 2,262,564 shares held by Jayshree Ullal and Vijay Ullal as Trustees of the 2000 Ullal Trust dated February 15, 2000. Mr. and Ms. Ullal may be deemed to be the beneficial owner of the shares and to have shared voting and investment control over such shares. Includes 1,398,000 shares held in trusts for Ms. Ullal’s family members for which trusts Ms. Ullal serves as trustee. Ms. Ullal may be deemed to exercise sole voting and investment control over shares held in each of the trusts. Includes 10,425 shares held directly by Ms. Ullal. Includes 11,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 4, 2019, 10,000 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Ms. Ullal’s services to us. Also includes 12,438 shares issuable within 60 days of April 4, 2019 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Ms. Ullal.
(5)	Includes 29,038 shares issuable within 60 days of April 4, 2019 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Ms. Brennan.
(6)	Includes 2,388 shares held directly by Mr. Bechtolsheim. Includes 321,333 shares subject to outstanding options which may be exercised prior to vesting as of a date within 60 days of April 4, 2019, 243,333 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Mr. Bechtolsheim’s services to us. Also, includes 43,083 shares issuable within 60 days of April 4, 2019 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Bechtolsheim.
(7)	Includes 397,089 shares held by Kenneth Duda and Jennifer Duda as Trustees of the Kenneth Duda and Jennifer Duda Family Trust dated September 24, 2004. Mr. and Ms. Duda may be deemed to be the beneficial owners of the shares and to have shared voting and investment control over such shares. Includes 260,053 shares held in grantor retained annuity trusts of which Mr. Duda is Trustee; 260,053 shares held in grantor retained annuity trusts of which Mr. Duda’s spouse is Trustee; 69,768 shares held in trusts for Mr. Duda’s children for which trusts Mr. Duda serves as Trustee; and 811 shares held directly by Mr. Duda. Includes 340,000 shares subject to outstanding options which may be exercised prior to vesting as of a date within 60 days of April 4, 2019, 92,500 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Mr. Duda’s services to us. Also, includes 48,250 shares issuable within 60 days of April 4, 2019 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Duda.
(8)	Includes 7,000 shares held by Mr. Sadana, which remain subject to a repurchase right held by us at the original exercise price, as of a date within 60 days of April 4, 2019, in the event of the termination of Mr. Sadana’s employment with us. The repurchase right lapses as to approximately 875 shares per month. Also includes 91,633 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 4, 2019, 84,875 shares of which may be repurchased by us, if exercised, at the original exercise price. Also includes 5,980 shares issuable within 60 days of April 4, 2019 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Sadana.
(9)	Includes 73,334 shares held of record by Mr. Giancarlo as trustee of the Giancarlo Family Trust UAD 11/02/98. Mr. Giancarlo may be deemed to be the beneficial owner of the shares and to have voting and investment power over such shares. The 73,334 shares includes 7,500 shares which may be repurchased by us at the original exercise price, as of a date within 60 days of April 4, 2019, in the event of the termination of Mr. Giancarlo’s services to us. The repurchase right lapses as to approximately 417 shares per month. Includes 9,167 shares held directly by Mr. Giancarlo. Also includes 833 shares issuable within 60 days of April 4, 2019 upon vesting of restricted stock units held by Mr. Giancarlo.
(10)	Includes 50,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 4, 2019, 12,500 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Ms. Mather’s services to us. Also includes 833 shares issuable within 60 days of April 4, 2019 upon vesting of restricted stock units held by Ms. Mather.
(11)	Includes 28,000 shares subject to outstanding options which may be exercised prior to vesting, as of a date within 60 days of April 4, 2019, 3,333 of which shares may be repurchased by us, if exercised, at the original exercise price in the event of the termination of Mr. Scheinman’s services to us. Also includes 833 shares issuable within 60 days of April 4, 2019 upon vesting of restricted stock units held by Mr. Scheinman.
(12)	Includes 437 shares issuable within 60 days of April 4, 2019 upon vesting of restricted stock units held by Mr. Templeton.
(13)	Includes 25,437 shares issuable within 60 days of April 4, 2019 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Theodosopoulos.
(14)	Includes 1,021,891 shares issuable within 60 days of April 4, 2019 upon vesting of options and restricted stock units or the early exercise of outstanding options, 450,207 of which shares are unvested and may be repurchased by us, if exercised, at the original exercise price in the event of the termination of employment or other services to us.
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Related Person Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance – Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

Other Transactions

Charles Giancarlo, a member of our board of directors, also serves as chief executive officer and a member of the board of directors of Pure Storage, Inc., a data storage solutions company, since August 2017. Pure Storage, Inc. has purchased, and may purchase from time to time, our products in the ordinary course of business. We have also purchased, and may purchase from time to time, products from Pure Storage in the ordinary course of business. Mr. Giancarlo did not participate in negotiations involving, and does not have a direct or indirect material interest in, these transactions.

We have granted stock options and restricted stock units to our Named Executive Officers and certain of our directors. See the section titled “Executive Compensation – Outstanding Equity Awards at 2018 Year-End” for a description of these stock options and restricted stock units.

Other than as described above under this section titled “Related Person Transactions,” since January 1, 2018, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying related party transactions. We have a formal written policy providing that a related party transaction is any transaction between us and an executive officer, director, nominee for director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such party has a direct or indirect material interest and the aggregate amount involved exceeds $120,000. In reviewing any related party transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will be deemed to be pre-approved by our audit committee, including certain executive

52	2019 Proxy Statement

officer and director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally. If advance approval of a transaction is not feasible, the Chair of our audit committee may approve the transaction and the transaction may be ratified by our audit committee in accordance with our formal written policy.

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Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2018, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2018 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2018 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on the Financial Information section of our website at http://investors.arista.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Arista Networks, Inc., Attention: Investor Relations, 5453 Great America Parkway, Santa Clara, California 95054.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California
April 17, 2019

54	2019 Proxy Statement

ARISTA NETWORKS, INC.
5453 GREAT AMERICA PARKWAY
SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Charles Giancarlo 02) Ann Mather 03) Daniel Scheinman

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Approval on an advisory basis of the compensation of the named executive officers.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000412083_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

ARISTA NETWORKS, INC.
Annual Meeting of Stockholders
May 28, 2019 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jayshree Ullal, Ita Brennan and Marc Taxay, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ARISTA NETWORKS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, PDT on May 28, 2019, at the Company's headquarters located at 5453 Great America Parkway, Santa Clara, California 95054 and any adjournment or postponement thereof.

This proxy, when properly signed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000412083_2 R1.0.1.18